Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cabaletta Bio, Inc. 2018 Stock Option and Incentive Plan, the Cabaletta Bio, Inc. 2019 Stock Option and Incentive Plan, and the Cabaletta Bio, Inc. 2019 Employee Stock Purchase Plan of our report dated August 2, 2019 (except for the sixth through ninth paragraphs of Note 11, as to which the date is October 16, 2019), with respect to the financial statements of Cabaletta Bio, Inc. included in the Registration Statement (Form S-1 No. 333-234017) and related Prospectus of Cabaletta Bio, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 29, 2019